EXHIBIT 99.1

CHENIERE ENERGY PARTNERS LP HOLDINGS, LLC NEWS RELEASE
Cheniere Partners Holdings Reports Fourth Quarter and Year End 2013 Results
Houston, Texas - February 21, 2014 - Cheniere Energy Partners LP Holdings, LLC (“Cheniere Partners Holdings”) (NYSE MKT: CQH) reported a net loss of $54,000 for the quarter and year ended December 31, 2013. Results included general and administrative expenses.
We were formed by Cheniere Energy, Inc. (“Cheniere”) to hold its limited partner interests in Cheniere Energy Partners, L.P. (“Cheniere Partners”), a publicly traded limited partnership (NYSE MKT: CQP). Our only business consists of owning Cheniere Partners' limited partner units, along with cash or other property that we receive as distributions in respect of such units and, accordingly, our results of operations and financial condition are dependent on the performance of Cheniere Partners. We own common units, Class B units and subordinated units representing an aggregate of approximately 55.9% of the outstanding Cheniere Partners units as of December 31, 2013. We account for our investment in Cheniere Partners using the equity method of accounting, and our investment currently has a zero balance due to suspended losses.
Initial Public Offering (“IPO”)
On December 12, 2013, we completed our IPO under which we sold 36,000,000 common shares to the public at a price of $20.00 per share. We used the net proceeds of approximately $665.0 million from our IPO to repay intercompany indebtedness and payables to Cheniere of approximately $272.0 million and distributed the remaining proceeds to Cheniere.
Cheniere Partners’ Sabine Pass Liquefaction Project Update
Cheniere Partners is developing and constructing natural gas liquefaction facilities (the "Liquefaction Project") at the Sabine Pass LNG terminal adjacent to the existing regasification facilities through its wholly owned subsidiary, Sabine Pass Liquefaction. Cheniere Partners also owns the 94-mile Creole Trail Pipeline through its wholly owned subsidiary, Cheniere Creole Trail Pipeline, L.P., which interconnects the Sabine Pass LNG terminal with a number of large interstate pipelines.
Cheniere Partners continues to make progress on its Liquefaction Project, which is being developed for up to six natural gas liquefaction trains ("Trains"), each with a nominal production capacity of approximately 4.5 mtpa. Federal Energy Regulatory Commission ("FERC") and Department of Energy ("DOE") approvals for Trains 1 through 4 have been received, and all required regulatory applications with the FERC and DOE to develop Trains 5 and 6 have been filed.
The Trains are in various stages of development.

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Construction on Trains 1 and 2 began in August 2012, and as of January 31, 2014, the overall project for Trains 1 and 2 was approximately 57.1% complete, which is ahead of the contractual schedule. Based on Cheniere Partners' current construction schedule, Cheniere Partners anticipates that Train 1 will produce LNG by late 2015.

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Construction on Trains 3 and 4 began in May 2013, and as of January 31, 2014, the overall project for Trains 3 and 4 was approximately 21.6% complete. To date, soil stabilization has been completed and pile driving, the next critical path item, is underway. Cheniere Partners expects Trains 3 and 4 to become operational in late 2016 and 2017, respectively.

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For Trains 5 and 6, two LNG sale and purchase agreements (“SPAs”) have been completed for approximately 3.75 mtpa, in aggregate, of LNG volumes that commence with the date of first commercial delivery of Train 5. In September 2013, the complete application with the FERC was filed. To date, authorization has been received from the DOE to export 503 Bcf of LNG volumes from Trains 5 and 6 to FTA countries. Non-FTA authorization is pending.

Liquefaction Project Timeline

Target Date
Milestone	Trains 1 & 2	Trains 3 & 4	Trains 5 & 6
DOE export authorization	Received	Received	Received FTA Pending Non-FTA
Definitive commercial agreements	Completed 7.7 mtpa	Completed 8.3 mtpa	T5: Completed T6: 2014
- BG Gulf Coast LNG, LLC	4.2 mtpa	1.3 mtpa
- Gas Natural Fenosa	3.5 mtpa
- KOGAS		3.5 mtpa
- GAIL (India) Ltd.		3.5 mtpa
- Total Gas & Power N.A.			2.0 mtpa
- Centrica plc			1.75 mtpa
EPC contract	Completed	Completed	2015
Financing			2015
- Equity	Completed	Completed
- Debt commitments	Received	Received
FERC authorization
- FERC Order	Received	Received	2015
- Certificate to commence construction	Received	Received
Issue Notice to Proceed	Completed	Completed	2015
Commence operations	2015/2016	2016/2017	2018/2019

Dividends
When Cheniere Partners makes cash distributions to us with respect to our Cheniere Partners units, we will pay dividends to our shareholders consisting of the cash that we receive from Cheniere Partners, less income taxes and reserves established by our Board of Directors.
On February 11, 2014 we announced that our Board of Directors declared a quarterly cash dividend of $0.017 per common share representing limited liability company interests in Cheniere Partners Holdings. The dividend will be payable on March 3, 2014 to shareholders of record as of the close of business on February 21, 2014.

Cheniere Partners Holdings owns a 55.9% limited partner interest in Cheniere Partners, a publicly traded limited partnership (NYSE MKT:CQP).  Cheniere Partners Holdings' only business consists of owning Cheniere Partners units, and, accordingly, its results of operations and financial condition are dependent on the performance of Cheniere Partners. Cheniere Partners owns and operates liquefied natural gas ("LNG") regasification facilities and, adjacent to these facilities, currently has natural gas liquefaction facilities under construction. Additional information is available on its website www.chenierepartnersholdings.com.

This press release contains certain statements that may include "forward-looking statements" within the meanings of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical facts, included herein are "forward-looking statements." Included among "forward-looking statements" are, among other things, (i) statements regarding Cheniere Partners' and Cheniere Partners Holdings’ business strategy, plans and objectives, including the construction and operation of liquefaction facilities, (ii) statements regarding expectations regarding regulatory authorizations and approvals, (iii) statements expressing beliefs and expectations regarding the development of Cheniere Partners' LNG terminal and liquefaction business, (iv) statements regarding the business operations and prospects of third parties, (v) statements regarding potential financing arrangements, and (vi) statements regarding future discussions and entry into contracts. Although Cheniere Partners Holdings believes that the expectations reflected in these forward-looking statements are reasonable, they do involve assumptions, risks and uncertainties, and these expectations may prove to be incorrect. Cheniere Partners Holdings' actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including those discussed in Cheniere Partners Holdings' periodic reports that are filed with and available from the Securities and Exchange Commission. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Other than as required under the securities laws, Cheniere Partners Holdings does not assume a duty to update these forward-looking statements.

CONTACTS:
Investors: Randy Bhatia: 713-375-5479 Christina Burke: 713-375-5104
Media: Diane Haggard: 713-375-5259